Exhibit 99.1

Stockholders Approve All Proposals at Galectin Therapeutics’

Annual Stockholders Meeting

Judge Paul Pressler Elected to the Board of Directors

Newton, MA – May 31, 2011 – Galectin Therapeutics Inc. (OTC: PRWP) today announced that its stockholders have approved all five proposals at its Annual Stockholders Meeting held on May 26, 2011. Included in those proposals, stockholders elected Retired Judge Paul Pressler to fill a vacancy on the Board and gave the Board authority to change the Company’s name.

“Galectin Therapeutics is dedicated to the highest standards of corporate governance and we believe that Paul Pressler will contribute substantial business and legal expertise to our Board of Directors,” commented James C. Czirr, Chairman of the Board. “Paul Pressler has substantial expertise with both for-profit and non-profit boards, which has contributed to his vast knowledge of business and corporate governance issues. Judge Pressler also has extensive legal expertise to give us insight into the legal and compliance issues surrounding our highly regulated field. These will be valuable assets to our company as we build a strong operating company around our leading galectin science.”

Mr. Pressler has been a partner in the law firm of Woodfill & Pressler since 1995, has served as a director of Revelation, Inc., and was in private mediation practice. A retired justice of the Texas Court of Appeals, Judge Pressler was appointed Justice of the Texas Court of Appeals in 1978, serving until 1992. Judge Pressler also served as District Judge from 1970 to 1978. From 1958 to 1970, he was associated with the law firm of Vinson & Elkins. Judge Pressler has been a director of Salem Communications Corporation since March 2002, and is also a board member of the Free Market Foundation and KHCB Network, a non-profit corporation which owns Christian radio stations in Texas and Louisiana, and a board member of National Religious Broadcasters. He has been an active leader in the Southern Baptist Convention.

Approximately 67.8 million shares, or 82.5% of total outstanding shares eligible to vote, were cast by proxy or in person at the meeting. More than 97% of the votes cast for Directors were cast in favor of the current Board of Directors.

The following proposals were approved by stockholders:

(1)	a proposal to elect seven member of the Board of Directors to one-year terms;

(2)	a proposal to approve an amendment of our 2009 Incentive Compensation Plan to increase the number of shares of common stock that may be awarded under this Plan from 10,000,000 to 20,000,000;

(3)	a proposal to amend The Company’s Articles of Incorporation to permit our Board of Directors to have up to eleven members;

(4)	a proposal to amend our Articles of Incorporation to authorize our Board of Directors to change the name of the Company;

(5)	a proposal to ratify the appointment of McGladrey & Pullen, LLP, as our independent registered public accounting firm to audit the financial statements for our 2011 fiscal year.

“The Board changed the Company’s name to Galectin Therapeutics to more accurately reflect the Company’s core expertise in galectin science and its leading platform for the creation of galectin inhibitors to treat serious diseases including fibrosis and cancer,” said Peter G. Traber, M.D., President and Chief Executive Officer.

Galectin Therapeutics’ stock will continue to trade under the symbol “PRWP” but the Company anticipates that it will begin trading under a new ticker symbol in the near future.

Galectin Therapeutics Portfolio Overview

Galectin Therapeutics is focusing its galectin inhibitor development efforts in two key disease areas: fibrosis and cancer.

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Liver Fibrosis: The Company is developing galectin inhibitors to treat liver fibrosis and the later stage of cirrhosis. Galectin Therapeutics candidates have demonstrated the ability to arrest and reverse liver fibrosis in pre-clinical studies.

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60,000 deaths from cirrhosis occurred last year in the United States with only 8,000 of the approximately 450,000 United States cirrhosis patients received life saving liver transplants. Liver fibrosis is a disease with no current treatment options except liver transplantation.

Galectin Therapeutics’ efforts in cancer encompass two distinct programs, cancer chemotherapy and cancer immunotherapy.

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Cancer Immunotherapy: After recent experiments by The Ludwig Institute indicated that GM-CT-01 reactivates T-cell-dependent tumor cell killing that had been turned off by galectins secreted by cancer cells. The Ludwig Institute is planning a Phase 1/2 trial of GM-CT-01 for patients with advanced metastatic melanoma. Patients will receive a tumor-specific peptide vaccination combined with multiple systemic and intra-tumor doses of GM-CT-01 following the second month and subsequent month’s vaccine administration.

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Cancer Chemotherapy: The Company is currently awaiting review of its application for marketing approval in Colombia for the use of GM-CT-01 (formerly known as DAVANAT®) in combination with 5-FU for metastatic colorectal cancer. GM-CT-01 will be commercialized by Galectin Therapeutics’ partner in Colombia, Pro-Caps, pending regulatory approval in Colombia.

About Galectin Therapeutics

Galectin Therapeutics (OTC: PRWP) is developing promising carbohydrate-based therapies for fibrotic liver disease and cancer based on the company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Anthony D. Squeglia, Chief Financial Officer, 617.559.0033,

squeglia@galectintherapeutics.com